                                                        EXHIBIT 11


            AIR & WATER TECHNOLOGIES CORPORATION
              COMPUTATION OF PER SHARE EARNINGS
           (in thousands except per share amounts)



                                                             1995        1994
                                                             ----        ----
Primary Earnings (Loss) Per Share:
 1. Income (loss) from continuing operations              $ (7,393)   $ (30,774)
 2. Less preferred dividends                                  (825)           -
                                                           -------      -------
 3. Income (loss) from continuing operations applicable
    to common shareholders                                  (8,218)     (30,774)
 4. Income (loss) from discontinued operations                   -       (6,623)
 5  Extraordinary item                                           -            -
                                                           -------      -------
 6. Net loss applicable to common shareholders              (8,218)     (37,397)
                                                           -------      -------
 7. Weighted average shares outstanding                     32,018       24,818
                                                           -------      -------
 8. Earnings (loss) per share from continuing
    operations (3/7)                                      $   (.26)   $   (1.24)
 9. Earnings (loss) per share from discontinued
    operations (4/7)                                             -         (.27)
10. Loss per share on extraordinary item (5/7)                   -            -
                                                           -------      -------
11. Net loss per share                                    $   (.26)   $   (1.51)
                                                           =======      =======

Fully Diluted Earnings (Loss) Per Share:

12. Line 3. above                                         $ (8,218)   $ (30,774)
13. Add back preferred dividends                               825            -
14. Add back interest, on assumed conversion
    of the Company's 8% Convertible Debentures               2,300        2,300
                                                           -------      -------
15. Income (loss) from continuing  operations               (5,093)     (28,474)
16. Income (loss) from discontinued operations                   -       (6,623)
17. Extraordinary item                                           -            -
                                                           -------      -------
18. Net income (loss)                                     $ (5,093)   $ (35,097)
                                                           -------      -------
19. Weighted average shares outstanding (Line 7)            32,018       24,818
20. Add additional shares issuable upon assumed conversion
    of preferred shares from date of issuance                4,800            -
21. Add additional shares issuable upon assumed
    conversion of the Company's 8% Convertible
    Debentures                                               3,833        3,833
                                                           -------      -------
22. Adjusted weighted average shares outstanding            40,651       28,651
                                                           -------      -------
23. Earnings (loss) per share from continuing
    operations (15/22)                                    $   (.13)   $   (1.00)
24. Earnings (loss) per share from discontinued
    operations (16/22)                                           -         (.23)
25. Loss per share from extraordinary item (17/22)               -            -
                                                          --------       ------
26. Net income (loss) per share (12/15)*                  $   (.13)   $   (1.23)
                                                           =======     ========

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible
   Debentures is anti-dilutive.